UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 11, 2008 (August 7, 2008)
GOLDLEAF FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Tennessee
(State or other jurisdiction of incorporation)

000-25959	62-1453841
(Commission File Number)	(IRS Employer Identification No.)

350 Technology Parkway, Suite 200, Norcross, GA	30071
(Address of principal executive offices)	(Zip Code)
(678) 966-0844
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On August 11, 2008, Goldleaf Financial Solutions, Inc. (the “Company”) issued the press release attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release describes the Company’s financial results for the three and six-month periods ended June 30, 2008.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On August 7, 2008, Dan Owens was appointed as the Company’s Chief Financial Officer. Mr. Owens, 37, has been the Company’s Chief Accounting Officer since May 2008 and a Senior Vice President of the Company since December 2007. Prior to joining the Company, he served as Vice President of Finance at ARRIS Group, Inc. from 2005 to 2007 and Vice President of Finance at InterCept, Inc. from 1999 to 2005. Mr. Owens began his career in public accounting at Ernst & Young LLP. Mr. Owens is a CPA. In connection with his appointment, the compensation committee of the board of directors increased Mr. Owen’s annual base salary by $15,000 to $230,000. The compensation committee also granted Mr. Owens an option to purchase 75,000 shares of the Company’s common stock, with an exercise price of $1.55 per share. The option will vest equally over four years, beginning on the first anniversary of the grant. Scott Meyerhoff, who had been serving as the acting Chief Financial Officer of the Company since November 2007, will continue in his role as Executive Vice President of Finance & Strategy.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Number	Exhibit
99.1	Press Release dated August 11, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
Dated: August 11, 2008	By:	/s/ Scot Kees
Scot Kees
General Counsel

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